EXHIBIT 15.2
[Letterhead of Commerce & Finance Law Offices]
March 31, 2011
Ctrip.com International, Ltd.
No. 99 Fu Quan Road
Shanghai 200335, People’s Republic of China
Dear Sirs:
We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Business Overview — PRC Government Regulations” and “Major Shareholders and Related Party Transactions — Related Party Transactions” in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission in the month of March, 2011.
Yours faithfully,

/S/ Commerce & Finance Law Offices Commerce & Finance Law Offices